Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

CHAIN BRIDGE BANCORP, INC.

Article I

Stockholders

Section 1.1 Annual Meetings. An annual meeting of stockholders for the election of directors and the transaction of any other proper business shall be held at such date, time and (a) place either within or without the State of Delaware as determined by Chain Bridge Bancorp, Inc. (the “Corporation”), and/or (b) if so determined by the Board of Directors of the Corporation (the “Board”), by means of remote communication.

Section 1.2 Special Meetings.

(a) Subject to the rights specified in any certificate of designations of the holders of any outstanding series of preferred stock of the Corporation, a special meeting of stockholders (i) may be called at any time for any purpose or purposes by (x) the Board pursuant to a resolution adopted by the affirmative vote of a majority of the directors of the Corporation then serving on the Board, (y) the Chairman of the Board or (z) the Chief Executive Officer of the Corporation (the “Chief Executive Officer”); and (ii) shall be called by the secretary of the Corporation (the “Secretary”) upon the receipt by the Secretary in accordance with an Acceptable Delivery Method of a written request (a “Special Meeting Request”) by one or more Requesting Stockholders (as defined below) of record who own as of the date of the Secretary’s receipt of the Special Meeting Request, shares of the Corporation’s Common Stock (as defined in the Corporation’s Certificate of Incorporation (as amended or restated from time to time, the “Certificate of Incorporation”)) representing at least fifteen percent (15%) (the “Special Meeting Requisite Percentage”) or more of the total voting power of the then-outstanding shares of Common Stock and who have continuously held the Special Meeting Requisite Percentage for a one-year period ending on the date of the Secretary’s receipt of the Special Meeting Request; provided that a special meeting of stockholders requested by a Requesting Stockholder (a “Stockholder Requested Special Meeting”) shall be called by the Secretary only if such Requesting Stockholder and its Special Meeting Request comply with the applicable provisions of these Bylaws, the Certificate of Incorporation and applicable law. Special meetings of stockholders shall be held at such date, time and (A) place either within or without the State of Delaware as determined by the Corporation, and/or (B) if so determined by the Board, by means of remote communication, in each case, as stated in the notice of the meeting.

(b) To be in proper form, a Special Meeting Request shall:

(i) bear the signature and the date of signature of the Requesting Stockholder and set forth the name and address of such Requesting Stockholder as they appear in the Corporation’s books;

(ii) set forth a statement of the specific purpose or purposes of such Requesting Stockholder for requesting such Stockholder Requested Special Meeting;

(iii) include the information required to be included in a stockholder’s notice pursuant to Section 1.11 (including the Questionnaire and the Representation and Agreement);

(iv) include documentary evidence that such Requesting Stockholder(s) own of record in the aggregate not less than the Special Meeting Requisite Percentage as of the date of such Special Meeting Request; provided that, if any Requesting Stockholder is not the record holder of any shares representing the Special Meeting Requisite Percentage, then, to be valid, such Special Meeting Request must also include documentary evidence of such Requesting Stockholder’s authority to execute the Special Meeting Request on behalf of one or more record holder(s); and

(v) include an agreement and acknowledgement signed by each Requesting Stockholder (A) to own the Special Meeting Requisite Percentage at all times between the date of the Secretary’s receipt of the Special Meeting Request, on the one hand, and the date of the Stockholder Requested Special Meeting, on the other hand, (B) to notify the Corporation immediately in the case of any reduction in the shares of capital stock of the Corporation owned by such Requesting Stockholder prior to the date of the Stockholder Requested Special Meeting, and (C) that the Special Meeting Request shall be deemed to be revoked (and any special meeting scheduled in response thereto may be canceled) if the capital stock of the Corporation owned by such Requesting Stockholder(s) does not represent ownership of at least the Special Meeting Requisite Percentage at all times between the date of the Secretary’s receipt of the Special Meeting Request and the date of the Stockholder Requested Special Meeting.

(c) Each applicable person (including the Requesting Stockholder and any proposed nominee) shall update the Special Meeting Request delivered and information previously provided to the Corporation pursuant to this Section 1.2 and under any Questionnaire or Representation and Agreement, if necessary, so that the information provided or required to be provided in such Special Meeting Request shall continue to be true and correct (i) as of the record date for determining the stockholders entitled to notice of the Stockholder Requested Special Meeting and (ii) as of the date that is ten business days prior to the Stockholder Requested Special Meeting (or any adjournment, recess or postponement thereof), and such update shall be received by the Secretary in accordance with an Acceptable Delivery Method not later than five business days after the record date for such Stockholder Requested Special Meeting (in the case of an update required to be made as of the record date) and not later than eight business days prior to the date of such Stockholder Requested Special Meeting (in the case of an update required to be made as of the date that is ten business days prior to such Stockholder Requested Special Meeting or any adjournment, recess or postponement thereof).

(d) The obligation of a Requesting Stockholder, any proposed nominee or other applicable person to provide information or an update pursuant to this Section 1.2 and under any Questionnaire or Representation and Agreement, as applicable, shall not limit the Corporation’s rights with respect to any deficiencies in any Special Meeting Request or information provided by such person or enable or be deemed to permit such person to amend or update any nomination or proposal, as applicable or to submit any new nomination or proposal, including by substituting or adding nominees or proposals, as applicable.

(e) Any Requesting Stockholder may revoke such stockholder’s Special Meeting Request at any time by revocation received by the Secretary in accordance with an Acceptable Delivery Method. If, following such revocation (including any revocation resulting from a reduction in the shares of capital stock of the Corporation owned by a Requesting Stockholder), there are outstanding unrevoked Special Meeting Requests from stockholders holding in the aggregate less than the Special Meeting Requisite Percentage, (i) the Board may, in its discretion, cancel the Stockholder Requested Special Meeting and (ii) the Board, the Chairman of the Board, or the presiding person of a meeting of stockholders may, subject to Sections 1.4 and 1.6, may adjourn or recess the Stockholder Requested Special Meeting, or declare that any nomination or other business brought pursuant to such Special Meeting Requests is defective. The first date on which Special Meeting Request(s) that (x) constitute not less than the Special Meeting Requisite Percentage and (y) satisfy the applicable requirements of these Bylaws, the Certificate of Incorporation and applicable law (or, in the case of any litigation related to the validity of the Special Meeting Request, is found to be valid upon final, non-appealable resolution of such litigation) shall have been received by the Secretary is referred to herein as the “Special Meeting Request Receipt Date”.

(f) In determining whether a Stockholder Requested Special Meeting has been requested by the record holders of shares representing in the aggregate at least the Special Meeting Requisite Percentage, multiple Special Meeting Requests received by the Secretary will be considered together only if each such Special Meeting Request (i) identifies identical or substantially similar items to be acted on at the Stockholder Requested Special Meeting as determined in good faith by the Board and (ii) has been dated and received by the Secretary within 60 days of the earliest date of such Special Meeting Requests.

(g) Notwithstanding the foregoing, the Corporation shall not be required to convene a Stockholder Requested Special Meeting if:

(i) the Requesting Stockholder(s) have not complied with the requirements for calling a special meeting set forth in these Bylaws, the Certificate of Incorporation or applicable law;

(ii) the Special Meeting Request relates to an item of business that is not a proper subject for action by a stockholder under applicable law, rule or regulation;

(iii) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, in each case, as may be amended from time to time, the “Exchange Act”) or other applicable law;

(iv) the Special Meeting Request Receipt Date is during the period commencing 90 days prior to the first anniversary of the date of the preceding annual meeting of stockholders and ending on the date of the next annual meeting of stockholders;

(v) the Special Meeting Request relates to an item other than the matters described in clause (vi) and such item is determined by the Board to be identical or substantially similar to an item that was presented at any meeting of stockholders held within 12 months prior to the Special Meeting Request Receipt Date (a “Similar Item”);

(vi) the Special Meeting Request relates to the election or removal of directors, and (A) a Similar Item involving the election or removal of directors, a change in the size of the Board or the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors was presented at any meeting of stockholders held not more than 90 days before the Special Meeting Request Receipt Date or (B) the Board has otherwise determined that directors shall not be elected at a special meeting pursuant to Section 1.11(b);

(vii) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a meeting of stockholders that is called for a date within 90 days after the Special Meeting Request Receipt Date; or

(viii) two or more Stockholder Requested Special Meetings have been held within the twelve-month period prior to the Special Meeting Request Receipt Date.

(h) Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of the meeting, which, in the case of a Stockholder Requested Special Meeting shall be limited to (i) the purpose(s) stated in any valid Special Meeting Request received from a Requesting Stockholder and (ii) any additional matters that the Board determines to include in the Corporation’s notice of the Stockholder Requested Special Meeting.

Section 1.3 Notice of Meetings. Subject to Section 1.4, whenever stockholders are required or permitted to take any action at a meeting of stockholders, a notice of the meeting shall be given which shall state the date and time of the meeting, place of the meeting or the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting of stockholders, if such date is different from the record date for determining stockholders entitled to notice of the meeting of stockholders, and, in the case of a special meeting of stockholders, the purpose or purposes for which the meeting of stockholders is called. Unless otherwise provided by applicable law, the notice of any meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting of stockholders to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting of stockholders. Unless otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, notice may be given in writing directed to the stockholder’s mailing address or by electronic transmission to the stockholder’s email address as it appears on the Corporation’s records or by such other form of electronic transmission consented to by the stockholder in accordance with law, and shall be deemed given: (a) if mailed, when deposited in the U.S. mail, postage prepaid; (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address; or (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the Delaware General Corporation Law (the “DGCL”). A stockholder otherwise entitled to notice may waive such notice in accordance with Section 6.3.

Section 1.4 Adjournments, Postponements and Cancellation.

(a) Any meeting of stockholders may be adjourned or recessed from time to time for any reason, whether or not a quorum is present, by the Board, the Chairman of the Board, or the presiding person of a meeting of stockholders, to reconvene at the same or some other place and/or by means of remote communication, and notice need not be given of any such adjourned or recessed meeting of stockholders if the time and place and/or means of remote communication for the meeting are announced at the meeting of stockholders at which the adjournment or recess is taken or are provided in any other manner permitted by applicable law; provided, however, that if the adjournment or recess is for more than 30 days, or if after the adjournment the Board fixes a new record date for determining the stockholders entitled to vote at the adjourned or recessed meeting of stockholders, then a notice of the adjourned or recessed meeting shall be given to each stockholder of record as of the new record date for determining the stockholders entitled to notice of the adjourned or recessed meeting of stockholders under Section 1.3. At the adjourned or recessed meeting of stockholders, the Corporation may transact any business which might have been transacted at the original meeting of stockholders.

(b) In addition, subject to applicable law, any meeting of stockholders, including any Stockholder Requested Special Meeting, may be postponed, rescheduled or cancelled by the Board at any time before such meeting has been convened.

(c) In no event shall any adjournment, recess or postponement of a stockholder meeting (whether or not already publicly noticed) or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice pursuant to Section 1.11.

Section 1.5 Quorum. At each meeting of stockholders, except where otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter; provided that two or more classes or series of capital stock shall be considered a single class if the holders thereof are entitled to vote together as a single class on that matter at the meeting. When a quorum is once present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders or their proxies. In the absence of a quorum of the holders of any class of capital stock entitled to vote on a matter, the Board, the Chairman of the Board, or the presiding person of the meeting may, on the Board’s or such person’s own motion and without the approval of the stockholders who are present in person or represented by proxy and entitled to vote, adjourn, recess or postpone the meeting from time to time in the manner provided by Section 1.4 until a quorum of such class shall be so present and represented.

Section 1.6 Conduct of Meetings; Organization.

(a) The Board may adopt by resolution such rules and regulations for the conduct of each meeting of stockholders as it shall deem appropriate. If the Board determines that any requirement in these Bylaws, the Certificate of Incorporation or any other applicable legal requirement has not been satisfied (including compliance with any Questionnaire or Representation and Agreement required under or provided pursuant to these Bylaws) as to any nomination or other business proposed to be brought before a meeting of stockholders, then the Board may elect to (i) waive such deficiency with respect to such proposed nomination or other business, (ii) notify the stockholder of, and provide the stockholder with an opportunity to cure, such deficiency, or (iii) decline to allow the proposed nomination or other business to be transacted at the meeting, even if the Corporation has received proxies or votes in respect of those matters (which proxies and votes shall also be disregarded).

(b) Meetings of stockholders shall be presided over by the Chairman of the Board, or in the absence of the Chairman of the Board, by the Chief Executive Officer, or in the absence of the Chief Executive Officer, by any officer or director designated by the Board. The Secretary, or in the absence of the Secretary, an assistant secretary of the Corporation (an “Assistant Secretary”), shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary, any officer or director designated by the Board shall act as secretary of the meeting.

(c) The order of business at each such meeting shall be as determined by the presiding person of the meeting. Except to the extent inconsistent with any rules and regulations adopted by the Board with respect to the applicable meeting, the presiding person of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as, in the judgement of such person, are necessary or desirable for the proper conduct of the meeting, including, without limitation, (i) establishing procedures for the maintenance of order and safety, (ii) establishing limitations on the time allotted for questions or comments, (iii) establishing restrictions on entry to such meeting after the time prescribed for the commencement thereof, (iv) establishing limitations on attendance and participation at the meeting to stockholders of record, their duly authorized proxies and such other individuals as the presiding person of the meeting may determine, (v) establishing the opening and closing of the voting polls, for each item on which a vote is to be taken, (vi) determining and declaring that a matter, business or nomination was not properly brought before the meeting, (vii) removing any stockholder or any other individual who refuses to comply with meeting rules, regulations and procedures as set forth by the Board or the presiding person of the meeting, (viii) concluding the meeting or adjourning or recessing the meeting, whether or not a quorum is present, to a later date or time and to the same or some other place or by means of remote communication and (ix) restricting the use of audio/video recording devices and cell phones at the meeting.

(d) Except as otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, (i) the Board may, at its discretion, and (ii) the Chairman of the Board or the person presiding at the applicable meeting of stockholders shall, to the extent not inconsistent with any prior determination of the Board set forth in a resolution adopted by the affirmative vote of a majority of the directors of the Corporation then serving on the Board, have the power to (in each case of subclauses (i) and (ii), regardless of whether the Board has previously made a determination with respect to a particular proposed nomination or other business pursuant to clause (a) of this Section 1.6 or with respect to a Stockholder Requested Meeting pursuant to Section 1.2(e)): (x) determine whether any proposed nomination or other business to be brought before the meeting, including at any Stockholder Requested Special Meeting, was properly brought in accordance with these Bylaws (including in compliance with any Representation and Agreement required under or provided pursuant to these Bylaws), the Certificate of Incorporation, or in compliance with any other applicable legal requirement, including Rule 14a-19 under the Exchange Act, and (y) if any proposed nomination or other business was not properly brought, to declare that such proposed nomination or other business is defective. If the Board, the Chairman of the Board, or the person presiding at the applicable meeting of stockholders should so determine and declare, the defective nomination or other business shall be disregarded, even if the Corporation has received proxies or votes in respect of those matters (which proxies and votes shall also be disregarded).

(e) Notwithstanding anything herein to the contrary, unless otherwise required by applicable law, if (i) all Requesting Stockholder(s), in the case of a Stockholder Requested Special Meeting, or (ii) any Proposing Stockholder fails to appear or send a Qualified Representative (as defined herein) to present the matters such stockholder requested to be presented at the applicable meeting of stockholders, the Corporation need not present such matters for a vote at such meeting, even if the Corporation has received proxies or votes in respect of those matters (which proxies and votes shall also be disregarded).

Section 1.7 Inspectors. Prior to any meeting of stockholders, the Board, the Chairman of the Board, the Chief Executive Officer or the Secretary shall appoint one or more inspectors to act at such meeting and make a written report thereof and may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at the meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. The inspectors shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each, (ii) determine the shares represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (v) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons to assist them in the performance of their duties. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxy or vote, nor any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls. In determining the validity and counting of proxies and ballots, the inspectors shall conduct the examination in accordance with, and consider such information as is permitted by, applicable law.

Section 1.8 Voting; Proxies.

(a) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in the manner authorized by Section 212 of the DGCL, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date before the vote pursuant to that proxy.

(b) Any stockholder directly or indirectly soliciting proxies from other stockholders in respect of any proposal of business or nomination must use a proxy card color other than blue and white, which shall be reserved for exclusive use by the Board.

(c) Directors shall be elected by a majority of the votes cast at a meeting of stockholders at which a quorum is present by holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors; provided, however, that directors shall be elected by the vote of a plurality of the votes cast at any meeting at which a quorum is present for which (i) the Secretary receives a notice pursuant to these Bylaws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. For purposes of these Bylaws, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” (or other shares of capital stock of the Corporation similarly not entitled to vote) not counted as a vote cast either “for” or “against” that director’s election).

(d) In all other matters, unless a different vote is required by applicable law, the Certificate of Incorporation, these Bylaws or the rules or regulations of any stock exchange upon which any Corporation Securities are traded (in which case such different vote shall be the applicable vote on the matter), the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Where a separate vote by class or classes is required, the affirmative vote of the holders of a majority of the shares cast of such class or classes present in person or represented by proxy at the meeting shall be the act of such class or classes, except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws.

Section 1.9 Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board adopts the resolution relating thereto.

Section 1.10 List of Stockholders Entitled to Vote. The Secretary shall prepare and make available, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section 1.10 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal executive offices of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders.

Section 1.11 Notice of Stockholder Proposals and Nominations of Directors.

(a) Annual Meeting of Stockholders.

(i) Nominations of persons for election to the Board or the proposal of other business to be brought to the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board, or (C) by any Proposing Stockholder who is a stockholder of record on the date of the giving of the notice provided for in this Section 1.11(a) and at the time of the applicable meeting, who shall be entitled to vote at the meeting. Clause (C) of Section 1.11(a)(i) sets forth the exclusive means for a stockholder to nominate persons for election to the Board at an annual meeting of stockholders or to propose other business to be considered at any annual meeting of stockholders (other than matters properly brought under Rule 14a-8 under the Exchange Act).

(ii) Any matter proposed to be brought by a stockholder must constitute a proper matter for stockholder action. For nominations or other business to be properly brought by a Proposing Stockholder before an annual meeting of stockholders pursuant to clause (C) of Section 1.11(a)(i), the Proposing Stockholder must timely deliver notice of such matters in proper written form to the Secretary and otherwise comply with these Bylaws.

(iii) For nominations or other business to be brought before a stockholder meeting by a Proposing Stockholder in a timely manner pursuant to clause (C) of Section 1.11(a)(i), a Proposing Stockholder’s notice must be received in a proper form and in accordance with an Acceptable Delivery Method not earlier than the 120th day, and not later than the 90th day, prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days earlier or delayed (other than as a result of adjournment or recess) by more than 60 days later than such anniversary date, such stockholder’s notice must be received not earlier than the 120th day prior to such annual meeting and not later than the later of (1) the 90th day prior to such annual meeting and (2) the tenth day following the day on which public disclosure of the date of such annual meeting is first made by the Corporation.

(iv) To be in proper written form, a stockholder’s notice to the Secretary pursuant to clause (C) of Section 1.11(a)(i) shall set forth in writing:

(A) all Stockholder Information;

(B) with respect to any nomination of persons for election to the Board to be brought before a stockholder meeting, all Nominee Information;

(C) with respect to any business to be brought before a stockholder meeting other than nominations, all Proposal Information; and

(D) such other information regarding each matter of business to be proposed, each proposed nominee, each Proposing Stockholder or any Interested Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for such business or nomination, or is otherwise required pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder.

(b) Special Meeting.

(i) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting, or by or at the direction of the Board. Notwithstanding anything to the contrary in these Bylaws, subject to applicable law, the Board shall have the power to determine in its reasonable discretion whether directors shall be elected at a special meeting.

(ii) A Proposing Stockholder who is a stockholder of record on the date of the giving of the notice provided for in this Section 1.11(b) and at the time of the applicable meeting and who shall be entitled to vote at the meeting may nominate persons for election to the Board or propose other business to be brought to the stockholders at a special meeting of stockholders, provided that (A) any matter proposed to be brought by a stockholder must constitute a proper matter for stockholder action, (B) the Proposing Stockholder timely delivers notice of such matters in proper written form to the Secretary and otherwise comply with the requirements under these Bylaws, (C) a Proposing Stockholder may make such nomination(s) at a special meeting only if the Corporation’s notice of meeting indicates that directors shall be elected at such meeting, and (D) in the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such nomination(s) made by a Proposing Stockholders are limited to the directorships to be voted upon at the meeting, as specified in the Corporation’s notice of meeting. Section 1.11(b)(ii) sets forth the exclusive means for a stockholder to nominate persons for election to the Board at a special meeting of stockholders or to propose other business to be considered at any special meeting of stockholders.

(iii) For nominations or other business to be brought before a special meeting of stockholders in a timely manner pursuant to Section 1.11(b)(ii), a Proposing Stockholder’s notice must be received in a proper form and in accordance with an Acceptable Delivery Method, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

(iv) To be in proper written form, a stockholder’s notice to the Secretary pursuant to Section 1.11(b)(ii) shall set forth in writing the information required by Section 1.11(a)(iv) and that otherwise complies with these Bylaws (including Section 1.11 and Section 1.2, as applicable).

(c) General.

(i) Prior to submitting a stockholder’s notice (including a Special Meeting Request) with respect to any nomination that a Proposing Stockholder proposes to be brought before any meeting of stockholders, the Proposing Stockholder shall request in writing from the Secretary the forms of the Questionnaire and the Representation and Agreement, and the Secretary shall provide such forms to the Proposing Stockholder within ten days after receiving such request.

(ii) Each applicable person (including the Proposing Stockholder and proposed nominee) shall update the notice delivered and information previously provided to the Corporation pursuant to this Section 1.11 and under any Questionnaire or Representation and Agreement, if necessary, so that the information provided or required to be provided in such notice shall continue to be true and correct (i) as of the record date for determining the stockholders entitled to notice of the meeting and (ii) as of the date that is ten business days prior to the meeting (or any adjournment, recess or postponement thereof), and such update shall be received by the Secretary in accordance with an Acceptable Delivery Method not later than five business days after the record date for such meeting (in the case of an update required to be made as of the record date) and not later than eight business days prior to the date of such meeting (in the case of an update required to be made as of the date that is ten business days prior to such meeting or any adjournment, recess or postponement thereof).

(iii) The obligation of a Proposing Stockholder, proposed nominee or other applicable person to provide information or an update pursuant to this Section 1.11 and under any Questionnaire or Representation and Agreement, as applicable, shall not limit the Corporation’s rights with respect to any deficiencies in any notice or information provided by such person, extend any applicable deadlines under this Section 1.11 or enable or be deemed to permit such person to amend or update any nomination or proposal, as applicable, or to submit any new nomination or proposal, including by substituting or adding nominees or proposals, as applicable. A Proposing Stockholder may not, after the last day on which a notice would be timely under this Section 1.11, cure in any way any defect preventing the submission of a proposal or nomination of a proposed nominee.

(iv) The Corporation may also, as a condition of any nomination being deemed properly brought by a stockholder before any meeting of stockholders pursuant Section 1.11 or Section 1.2, require the Proposing Stockholder, any proposed nominee and any other person on whose behalf the nomination is being made to furnish such other information (1) such person has agreed to furnish under the applicable stockholder’s notice, Questionnaire or Representation and Agreement delivered to the Corporation (including under any such person’s agreement to update information pursuant to any Representation and Agreement), and (2) that could (as determined by the Board or any committee thereof) be required by the Corporation to determine whether the proposed nominee would be (x) considered “independent” as a member of the Board under the Independence Standards or meet the requirements for membership on the Board or any committee thereof, (y) meet the requirements or expectations of applicable regulators for membership on the Board or any committee thereof, or (z) material to a reasonable stockholder’s understanding of the qualifications and, fitness and/or independence, or lack thereof, of any proposed nominee.

(v) Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by applicable law, if any stockholder (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, even if the Corporation has received proxies or votes in respect of such nomination (which proxies and votes shall also be disregarded). If a stockholder provides notice pursuant to Rule 14a-19(b) or includes the information required by Rule 14a-19(b) in a preliminary or definitive proxy statement previously filed by such stockholder, such stockholder must provide in writing to the Secretary, no later than seven business days prior to the applicable meeting of stockholders, a written certification (and upon request by the Corporation, reasonable evidence) that it has met the applicable requirements of Rule 14a-19 under the Exchange Act.

(vi) With respect to nominations or other business to be brought by a stockholder before a meeting of stockholders, a stockholder must also comply with all applicable requirements the Certificate of Incorporation and all other applicable laws, rules and regulations, including under the Exchange Act.

(vii) Notwithstanding anything to the contrary in these Bylaws, the notice requirements set forth herein with respect to the proposal of any business (other than the nominations of persons for election to the Board) by a stockholder pursuant to this Section 1.11 shall be deemed satisfied if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act.

Article II

Board of Directors

Section 2.1 Powers; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided by law or in the Certificate of Incorporation or these Bylaws. Unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws, the Board may delegate any of its powers, authority or duties (including any discretionary authority granted to the Board under these Bylaws) to a committee of the Board or to any officer or agent of the Corporation and upon such terms as it deems appropriate.

Section 2.2 Number of Directors. The Board shall consist of not less than seven (7) nor more than fifteen (15) persons, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board. The Board shall annually elect a Chairman of the Board from among its members who shall, when present, preside at its meetings.

Section 2.3 Election and Term of Office. Directors elected at each meeting of stockholders shall hold office until the next annual meeting of stockholders, and until their successors are elected and qualified or until their earlier death, resignation, disqualification or removal.

Section 2.4 Resignation. Any director may resign at any time by giving notice in writing to the Board, the Chairman of the Board, the Chief Executive Officer or the Secretary. Such resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events, in which case the resignation shall be effective at such later date or upon the happening of such event or events, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective.

Section 2.5 Removal. Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors.

Section 2.6 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board for any reason, whether because of death, resignation, disqualification or any other reason, may only be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. A director elected to fill a newly created directorship or a vacancy shall hold office until the next annual meeting of stockholders, and until his or her successor has been elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Section 2.7 Regular Meetings. Regular meetings of the Board may be held without notice at such date, time and place (a) either within or without the State of Delaware, and/or (b) by means of remote communication.

Section 2.8 Special Meetings. Special meetings of the Board may be called by the Chairman of the Board, the Chief Executive Officer, or the President and shall be held at such place (a) either within or without the State of Delaware, and/or (b) by means of remote communication, on such date, and at such time as the Chairman of the Board, the Chief Executive Officer, or the President shall fix.

Section 2.9 Notice and Place of Meetings. Meetings of the Board may be held at the principal office of the Corporation, or at any other place as is stated in the notice of such meeting, or solely by means of remote communication. Notice of any special meeting, and except as the Board may otherwise determine by resolution, notice of any regular meeting, will be (a) delivered personally by hand, by courier or by telephone, (b) sent by United States first-class mail, postage prepaid, or (c) sent by electronic mail, in each case, directed to each director at that director’s address, telephone number or electronic mail address, as the case may be, as shown on the Corporation’s records at least two days’ before the time at which the meeting is to commence, or at least three days’ notice if notice is sent by mail unless such director has waived notice in accordance with Section 6.3; provided, however, that if the Chairman of the Board determines that it is otherwise necessary or advisable to hold the meeting sooner, the Chairman of the Board may prescribe a shorter notice to be given. Any business may be transacted and any corporate action may be taken at any regular or special meeting of the Board at which a quorum is present, whether or not the business or proposed action is stated in the notice of that meeting, unless special notice of such business or proposed action is required by statute.

Section 2.10 Participation in Meetings by Electronic Means Permitted. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board or of such committee, as the case may be, by means of conference telephone, electronic or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.10 shall constitute presence in person at such meeting.

Section 2.11 Quorum; Vote Required for Action. At all meetings of the Board a majority of the entire Board shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board unless applicable law, the Certificate of Incorporation or these Bylaws shall require a vote of a greater number. In case at any meeting of the Board a quorum shall not be present, the members of the Board present may, by majority vote, adjourn the meeting from time to time until a quorum shall be present.

Section 2.12 Organization. Meetings of the Board shall be presided over by the Chairman of the Board, or in the absence of the Chairman of the Board, by a presiding person chosen at the meeting. The Secretary, or in the absence of the Secretary, the presiding person of the meeting may appoint any person to act as secretary of the meeting.

Section 2.13 Action by Directors Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Article III

Committees

Section 3.1 Committees. The Board may designate one or more committees, with each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by law and provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by law to be submitted to stockholders for approval, or (b) adopting, amending or repealing these Bylaws.

Section 3.2 Committee Rules. Unless the Board otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, (a) a majority of the directors then serving on such committee shall constitute a quorum for the transaction of business, (b) the vote of a majority of the members present at a meeting at which a quorum is present at the time of such vote or the unanimous written consent of all members thereof shall be the act of such committee and (c) in other respects each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II.

Article IV

Officers

Section 4.1 Officers; Election. From time to time, the Board shall choose a Chairman of the Board, Chief Executive Officer, President, one or more Vice Presidents, a Secretary and a Chief Financial Officer and may give any of them such further designations or alternate titles as it considers desirable. The Board from time to time may choose such other officers as it may deem proper. Any number of offices of the Corporation may be held by the same person unless the Certificate of Incorporation or these Bylaws provide otherwise.

Section 4.2 Term of Office; Resignation; Removal; Vacancies. Unless otherwise provided in the resolution of the Board electing such officer, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Board, the Chief Executive Officer, the Chairman of the Board, or the Secretary. Such resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events, in which case it shall be effective at such later date or upon the happening of such event or events, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. The Board may remove any officer with or without cause at any time by the affirmative vote of a majority of the authorized number of directors then constituting the Board. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, and the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, may be filled by the Board at any regular or special meeting.

Section 4.3 Chairman of the Board. Chairman of the Board shall preside at all meetings of the Board and of the stockholders at which he or she shall be present and shall act in a general executive capacity and, subject to the direction of the Board, shall have general responsibility for the supervision of the policies and affairs of the Corporation and the effective administration of the Corporation’s business.

Section 4.4 Chief Executive Officer. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the Board and of the stockholders at which he or she shall be present. The Chief Executive Officer shall be the chief executive officer and, subject to the control of the Board, shall have general power over the management and oversight of the administration and operation of the Corporation’s business and general supervisory power and authority over its policies and affairs. The Chief Executive Officer shall have general executive powers and shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice, to the office of Chief Executive Officer, or imposed by these Bylaws.

Section 4.5 President. The President or Presidents, if any, shall perform the duties of the Chief Executive Officer in the Chief Executive Officer’s absence of during his or her disability to act. In addition, the Presidents shall perform the duties and exercise the powers usually incident to their respective offices and/or such other duties and powers as may be properly assigned to them from time to time by the Board, the Chairman of the Board, or the Chief Executive Officer.

Section 4.6 Vice Presidents. The Vice President or Vice Presidents, if any, shall perform the duties of the President in the President’s absence of during his or her disability to act. In addition, the Vice Presidents shall perform the duties and exercise the powers usually incident to their respective offices and/or such other duties and powers as may be properly assigned to them from time to time by the Board. If there be more than one Vice President, the Board may determine which one or more of the Vice Presidents shall perform any of such duties; or if such determination is not made by the Board, the President may make such determination; otherwise any of the Vice Presidents may perform any of such duties. The Vice President or Vice Presidents shall perform all duties incident to the office of the vice president of a corporation and shall have such other powers and shall perform such other duties as may, from time to time, be assigned to him or her or them by the Board, the Chief Executive Officer, the President or as may be provided by law.

Section 4.7 Secretary. The Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board and any committees in a book to be kept for that purpose, shall see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law, shall be custodian of the records of the Corporation, may affix the corporate seal to any document the execution of which, on behalf of the Corporation, is duly authorized, and when so affixed may attest the same, and, in general, shall perform all duties incident to the office of secretary of a corporation and such other duties as may, from time to time, be assigned to him or her by the Board, the Chief Executive Officer, the President or as may be provided by law.

Section 4.8 Chief Financial Officer. The Chief Financial Officer shall have charge of all monies and securities of the Corporation, other than monies and securities of any division of the Corporation which has a treasurer or financial officer appointed by the Board, and shall keep regular books of account. The funds of the Corporation shall be deposited in the name of the Corporation by the Chief Financial Officer with such banks or trust companies or other entities as the Board from time to time shall designate. The Chief Financial Officer shall sign or countersign such instruments as require his or her signature, shall perform all such duties and have all such powers as are usually incident to such office and/or such other duties and powers as are properly assigned to him or her by the Board, the Chairman of the Board, the Chief Executive Officer or the President.

Section 4.9 Assistant Secretaries and Other Officers. The Board may appoint one or more assistant secretaries and one or more assistants to the Chief Financial Officer, or one appointee to both such positions, which officers shall have such powers and shall perform such duties as are provided in these Bylaws or as may be assigned to them by the Board, the Chairman of the Board, the Chief Executive Officer or the President. The Board may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.10 Action with Respect to Securities of Other Corporations. Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the Chief Executive Officer or the President, or a proxy appointed by either of them. The Board, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

Article V

Stock

Section 5.1 Stock Certificates and Uncertificated Shares. Capital stock of the Corporation may be issued, registered and held with or without certificates to represent such stock. The Board by resolution or resolutions may provide that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate theretofore issued until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution or resolutions by the Board, every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation (it being understood that each of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary or any Assistant Secretary shall be an authorized officer for such purpose), representing the number of shares of capital stock of the Corporation registered in certificate form owned by such holder. The signatures of the officers upon a certificate may be by electronic signature as permitted under the DGCL. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation may not issue stock certificates in bearer form. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided by law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by law to be set forth or stated on certificates or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 5.2 Transfers of Shares. Shares represented by certificates of the Corporation shall be transferable on the record of stockholders upon presentation to the Corporation or a transfer agent of a certificate or certificates representing the shares requested to be transferred, with proper endorsement on the certificate or on a separate accompanying document, together with such evidence of the payment of transfer taxes and compliance with other provisions of law as the Corporation or its transfer agent may require.

Section 5.3 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Article VI

Miscellaneous

Section 6.1 Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year, unless otherwise fixed by the Board.

Section 6.2 Seal. The Board may adopt a corporate seal; alter such seal at pleasure, and authorize it to be used by causing it or a reproduction of such seal to be affixed or impressed or reproduced in any other manner.

Section 6.3 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever notice is required to be given by applicable law or under any provision of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

Section 6.4 Indemnification of Directors and Officers.

(a) Except as provided in this Section 6.4, the Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party or otherwise involved in any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (a “Proceeding”) by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation or serves or served at the request of the Corporation at any corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise as a director or officer (each, an “Indemnitee”) against all Expenses (as defined below), judgments, fines, penalties, amounts paid in settlement, liabilities and other losses, in each case, actually and reasonably incurred or suffered by such Indemnitee in connection therewith; provided that the Corporation shall not be obligated to indemnify any such Indemnitee in connection with a Proceeding initiated by such Indemnitee, other than any Permitted Counterclaims (as defined below), unless such Proceeding was authorized in a resolution adopted by the Board; and provided further that no such indemnification shall be required with respect to any settlement or other non-adjudicated disposition of any Proceeding unless the Corporation has given its prior consent to such settlement or other disposition. The Board is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in this Section 6.4 against liabilities, fines, penalties and claims imposed upon or asserted against him or her (including amounts paid in settlement) by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him or her in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted.

(b) Expenses reasonably incurred by an Indemnitee in defending any Proceeding shall be promptly advanced or reimbursed by the Corporation upon receipt of (i) a written request therefor and (ii) a written undertaking of such Indemnitee to repay such Expenses if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation or, where indemnification is granted, to the extent the Expenses so advanced or reimbursed exceed the amount to which such Indemnitee is entitled; provided that such Indemnitee shall cooperate in good faith with any request by the Corporation that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties. An Indemnitee’s obligation to reimburse the Corporation shall be unsecured and no interest shall be charged thereon.

(c) The Corporation shall not indemnify an Indemnitee or advance or reimburse an Indemnitee’s Expenses in connection with any Proceeding (or any part of any Proceeding):

(i) for which payment has actually been made to or on behalf of such Indemnitee under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such Indemnitee is held liable therefor (including pursuant to any settlement arrangements);

(iii) relating to violations of the Corporation’s Code of Conduct and Ethics or Insider Trading Policy; or

(iv) relating to violations of Federal or state insider trading laws,

unless, in each case, such Indemnitee has been successful on the merits, received the written consent to incur the Expense or settled the case with the written consent of the Corporation, in which case the Corporation shall indemnify and reimburse the Expenses of such Indemnitee. In addition, the Corporation shall not indemnify an Indemnitee or advance or reimburse Indemnitee’s Expenses if such indemnification or payment would constitute a “prohibited indemnification payment” under the regulations of the Federal Deposit Insurance Corporation (or any successor provisions) or any other applicable laws, rules or regulations.

(d) No claim for indemnification shall be paid by the Corporation unless the Corporation has determined that such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that such Indemnitee’s conduct was unlawful. Unless ordered by a court of competent jurisdiction, such determinations shall be made by (i) a majority vote of the directors who are not parties to the Proceeding for which indemnification is sought, even though less than a quorum, (ii) by a committee of such directors designated by a majority vote of directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, a copy of which shall be received by such Indemnitee or (iv) by a majority vote of the stockholders. If such determination is not made by the Corporation within 30 days of a demand by such Indemnitee for indemnification or advancement or reimbursement of Expenses, such Indemnitee shall be deemed to have met such standard. An Indemnitee shall submit to the Corporation such documentation and information as is reasonably available to such Indemnitee and is reasonably necessary to determine whether and to what extent such Indemnitee is entitled to indemnification pursuant to this Section 6.4. Notwithstanding the foregoing, to the extent that an Indemnitee has been successful on the merits or otherwise in defense of any Proceeding, or any claim, issue or matter therein, such Indemnitee shall be indemnified against Expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnitee in connection therewith, without the necessity of authorization in the specific case.

(e) If a claim for indemnification or advancement of Expenses under this Section 6.4 is not paid in full within 90 days after receipt by the Corporation of the written request therefor, an Indemnitee shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of Expenses. The Corporation shall indemnify such Indemnitee against any and all Expenses that are incurred by such Indemnitee in connection with any action for indemnification or advancement of Expenses from the Corporation under this Section 6.4(e), to the extent such Indemnitee is successful in such action, and to the extent not prohibited by applicable law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of Expenses.

(f) An Indemnitee shall promptly notify the Corporation in writing upon the sooner of (i) becoming aware of a Proceeding where indemnification or the advance payment or reimbursement of Expenses may be sought or (ii) being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter which may be subject to indemnification or the advance payment or reimbursement of Expenses covered hereunder. The failure of Indemnitee to so notify the Corporation shall not relieve the Corporation of any obligation which it may have to Indemnitee pursuant to this Section 6.4.

(g) As a condition to indemnification or the advance payment or reimbursement of Expenses, any demand for payment by an Indemnitee hereunder shall be in writing and shall provide reasonable accounting by such Indemnitee’s legal counsel for the Expenses to be paid by the Corporation.

(h) All rights conferred to an Indemnitee in this Section 6.4, as to indemnification, advancement of Expenses and otherwise, shall not be exclusive of any other rights to which such Indemnitee seeking indemnification or advancement of Expenses may be entitled or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or the Board or otherwise. No amendment of the Certificate of Incorporation or these Bylaws shall impair or otherwise adversely affect any rights of indemnification, advancement of Expenses or other rights of any Indemnitee conferred to such Indemnitee in the Certificate of Incorporation or these Bylaws arising at any time with respect to events or omissions occurring prior to such amendment.

(i) The Corporation may maintain insurance to protect itself and any Indemnitee against any Expenses, judgments, fines, amounts paid in settlement, liabilities and other losses, whether or not the Corporation would have the power to indemnify such Indemnitee against such Expenses, judgments, fines, amounts paid in settlement, liabilities and other losses under applicable law. To the extent that the Corporation maintains any policy providing such insurance, each such Indemnitee shall be covered by such in accordance with its terms to the maximum extent of the coverage thereunder for any such Indemnitee.

(j) For the purposes of this Section 6.4, (i) the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; (ii) “at the request of the Corporation” shall include service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries provided, however that such request for service is in writing; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation; and (iii) the term “Expenses” shall include all reasonable and documented out of pocket fees, costs and expenses, including without limitation, attorney’s fees, retainers, court costs, transcript costs, fees and expenses of experts, including accountants and other advisors, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, ERISA excise taxes or penalties assessed on an Indemnitee with respect to an employee benefit plan, Federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Section 6.4, penalties and all other disbursements or expenses of the types customarily incurred in connection with defending, preparing to defend, or investigating an actual or threatened Proceeding (including an Indemnitee’s counterclaims that directly respond to and negate the affirmative claim made against Indemnitee (“Permitted Counterclaims”)) in such Proceeding, but shall exclude the costs of (A) any of Indemnitee’s counterclaims, other than Permitted Counterclaims (B) the costs of acquiring and maintaining an appeal or supersedeas bond or similar instrument, or (C) the fees and costs of enforcing a right to indemnification or advance payment or reimbursement under this Section 6.4.

(k) Any Proceeding regarding indemnification or advance payment or reimbursement of Expenses arising out of these Bylaws or otherwise shall only be brought and heard in the Court of Chancery of the State of Delaware. In the event of any payment under this Section 6.4, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee (under any insurance policy or otherwise), who shall execute all papers required and shall do everything necessary to secure such rights, including the execution of such documents necessary to enable the Corporation to effectively bring suit to enforce such rights. Except as required by law or as otherwise becomes public, an Indemnitee will keep confidential any information that arises in connection with this Section 6.4, including but not limited to, claims for indemnification or the advance payment or reimbursement of Expenses, amounts paid or payable under this Section 6.4 and any communications between the parties.

(l) In case any provision in this Section 6.4 shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of Expenses to its directors or officers, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

Section 6.5 Amendment of Bylaws. Subject to applicable law and the Certificate of Incorporation, these Bylaws may be altered, amended or repealed, or new Bylaws enacted, by the Board at any meeting or by written consent of the Board.

Section 6.6 Electronic Signatures. Unless otherwise required by law, whenever the Certificate of Incorporation or these Bylaws require or permit a signature, such signature may be a manual, facsimile, conformed or electronic signature.

Article VII

Exclusive Forum

Section 7.1 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, if the Chancery Court lacks jurisdiction over such action or proceeding, then another state court of the State of Delaware or, if no state court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or these Bylaws or the Certificate of Incorporation of the Corporation (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Section 7.1, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, to the fullest extent permitted by applicable law, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 7.2 Notice and Consent. To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII. Notwithstanding anything to the contrary in these Bylaws, the foregoing provisions of this Article VII shall not apply to any claim seeking to enforce any liability, obligation or duty created by the Exchange Act to the extent such application would be contrary to law.

Section 7.3 Survival. If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any paragraph of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Article VIII

Definitions

As used in these Bylaws, the following terms have the meanings specified in this Article VIII.

“Acceptable Delivery Method” means delivery in writing to the Secretary (i) by electronic mail (but only if confirmation of receipt of such e-mail is received; provided that any communication or confirmation automatically generated by electronic means (such as out-of-office replies) shall not constitute such confirmation of receipt) or (ii) by registered mail addressed to the Secretary at the principal executive offices of the Corporation, return receipt requested.

“beneficially owned” (and its correlative terms) has the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act.

“Competitor” means any entity that provides products or services that compete with or are alternatives to the products produced or services provided by the Corporation or any affiliate thereof.

“Corporation Securities” means any capital stock or other securities of the Corporation or any affiliate thereof.

“Derivative Instrument” means any derivative instruments, profit interests, options, warrants, convertible securities, stock appreciation or other rights with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any Corporation Securities or the voting rights thereof or with a value derived in whole or in part from the value of any Corporation Securities or any other contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any Corporation Securities, in each case, whether or not such instrument, contract or right shall be subject to settlement in the underlying Corporation Security.

“Independence Standards” means any independence standards set forth in the rules and listing standards of the primary stock exchange upon which any Corporation Securities are traded, any applicable rules of the SEC, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Office of the Comptroller of the Currency (the “OCC”) and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on the audit committee, compensation committee or any other committee of the Board.

“Interested Person” means, with respect to any stockholder, (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder, and (iii) any person controlled by or under common control with such stockholder.

“Nominee Information” means, as to each person whom the Proposing Stockholder proposes to nominate for election or reelection to the Board:

(a) the name, age, business address and residence address of such proposed nominee;

(b) the principal occupation or employment of such proposed nominee;

(c) the completed Questionnaire and the Representation and Agreement in the forms provided by the Corporation pursuant to Section 1.11(c)(i) with respect to the proposed nominee;

(d) (1) the class and series and number of Corporation Securities which are, directly or indirectly, owned beneficially or of record by such proposed nominee, (2) the dates such Corporation Securities were acquired and (3) any Derivative Instruments or Short Interests owned, held or entered into by such proposed nominee within the prior six months;

(e) whether such proposed nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K adopted by the SEC (or the corresponding provisions of any successor regulation) and the relevant listing standards of any exchange where the Corporation’s equity securities are listed;

(f) a description of all direct and indirect compensation, payment, reimbursement, indemnification and other monetary agreements, arrangements and understandings during the past three years, and any other relationships, between or among such proposed nominee, the Proposing Stockholder, any Interested Person and any other person or persons (including their names) in connection with such proposed nominee’s nomination or service or action as a director, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the Proposing Stockholder and any Interested Person were the “registrant” for purposes of such rule and such proposed nominee was a director or executive officer of such registrant;

(g) details of any relationship between such proposed nominee and any person that would require disclosure on Schedule 13D as if such proposed nominee was required to file a Schedule 13D with respect to the Corporation; and

(h) details of any position where such proposed nominee has served as an officer or director of any Competitor or any Potential Regulatory Interlocks within the three years preceding the submission of the stockholder notice.

“person” means any individual, firm, partnership, limited liability company, trust, association, group, corporation (including not-for-profit) or other entity.

“Potential Regulatory Interlocks” means, with respect to a proposed nominee, any interlocking with another depository institution that would result from such nominee’s service on the Board or any circumstance with respect to the nominee that would cause the Corporation to seek, or assist in the seeking of, advance approval or to obtain, or assist in the obtaining of, an interlock waiver pursuant to the rules or regulations of the Federal Reserve Board or the OCC.

“Proposal Information” means as to any business (other than nomination of persons for election to the Board) the Proposing Stockholder proposes to bring before a meeting of stockholders pursuant to Section 1.2 or Section 1.11:

(a) a brief description of the business desired to be brought before the meeting of stockholders;

(b) the text of the proposal or business (including the complete text of any resolutions proposed to be presented for consideration and, in the event that such business includes a proposal to amend any incorporation document, including, but not limited to, the Certificate of Incorporation or these Bylaws, the language of the proposed amendment);

(c) the reasons for conducting such business at the meeting of stockholders (including the text of any reasons for the proposed business that will be disclosed in any proxy statement or supplement thereto to be filed with the SEC); and

(d) a complete and accurate description of any material interest in such business of the Proposing Stockholder and any Interested Persons, individually or in the aggregate, including any anticipated benefit to the Proposing Stockholder and any Interested Persons therefrom.

“public disclosure” shall be deemed to include a disclosure made in a press release reported by a national news service, in a document filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act or in a notice pursuant to the applicable rules of an exchange on which the securities of the Corporation are listed.

“Proposing Stockholder” means any stockholder proposing nominations or other business to be brought before a meeting of stockholders pursuant to Section 1.2 or Section 1.11.

“Qualified Representative” of a stockholder means a person who is a duly authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to the Secretary to act for such stockholder as proxy at a specified meeting of stockholders. The Qualified Representative must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

“Questionnaire” means, as to each person whom a Proposing Stockholder proposes to nominate for election or reelection to the Board, a director’s and officers’ questionnaire in the form provided by the Corporation pursuant to Section 1.11(c)(i) and signed by such proposed nominee.

“Representation and Agreement” means, in connection with any nomination or other business proposed by a Proposing Stockholder to be brought before a meeting of stockholders, written representations and agreements in the form provided by the Corporation pursuant to Section 1.11(c)(i), and signed by, as applicable, the Proposing Stockholder, each proposed nominee and any other person by whom or on whose behalf the nomination or other proposal is being made that:

(a) each of the applicable persons (including the Proposing Stockholder and any proposed nominee) will update and supplement the information described in Section 1.2 or Section 1.11, as applicable, from time to time to the extent necessary so that such information shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the applicable meeting and (y) as of the date that is the tenth business day prior to such meeting or any adjournment or postponement thereof. Any such update and supplement shall be delivered in writing to the Secretary in accordance with an Acceptable Delivery Method not later than the fifth business day following the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be disclosed as of the record date) and not later than the eighth business day prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of the tenth business day prior to the meeting or adjournment or postponement thereof);

(b) each of the applicable persons (including the Proposing Stockholder and any proposed nominee) will provide to the Corporation such other information and certifications as it may reasonably request, including any information required or requested by the Corporation’s subsidiaries, or required, requested or expected by banking or other regulators;

(c) each of the applicable persons (including the Proposing Stockholder and any proposed nominee) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

(d) each of the applicable persons (including the Proposing Stockholder and any proposed nominee) agrees to comply with all applicable law, rules and regulations in connection with the nomination, solicitation and election, as applicable (including Rule 14a-19 under the Exchange Act);

(e) the proposed nominee will comply with the Corporation’s processes for evaluating any person being considered for nomination to the Board, including, at the reasonable request of the Governance and Nominating Committee of the Board, meet with the Governance and Nominating Committee to discuss matters relating to the nomination of such proposed nominee to the Board, including the information provided by such proposed nominee to the Corporation in connection with such person’s nomination and such proposed nominee’s eligibility to serve as a member of the Board;

(f) the proposed nominee consents to the running of a background check in accordance with the Corporation’s policy for prospective directors and will provide any information requested by the Corporation that is necessary to run such background check;

(g) the proposed nominee, if elected to serve as a member of the Board, (1) agrees to comply with applicable state and federal law (including applicable fiduciary duties under state law), the rules of any stock exchange on which any Corporation Securities are traded, and all of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines applicable generally to the Corporation’s directors and (2) would be in compliance with any such policies and guidelines that have been publicly disclosed;

(h) the proposed nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how the proposed nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (iii) any Voting Commitment that could reasonably be expected to limit or interfere with the proposed nominee’s ability to comply, if elected as a director of the Corporation, with fiduciary duties under applicable law;

(i) the proposed nominee (1) intends to serve the full term for which he or she is standing for election if nominated by the Board and elected by the stockholders, and (2) consents to being named in any proxy statement, associated proxy card or other proxy materials; and

(j) the proposed nominee’s candidacy or, if elected, membership on the Board, would not violate applicable state or federal law or the rules of any stock exchange upon which any Corporation Securities are traded.

“Requesting Stockholder” means any stockholder of record that makes a Special Meeting Request.

“SEC” means the Securities and Exchange Commission.

“Short Interest” shall mean any agreement, arrangement, understanding or relationship (including any repurchase or so called “stock borrowing” agreement or arrangement) the effect or intent of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any Corporation Securities or manage risk with respect to any Corporation Securities, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any Corporation Securities.

“Stockholder Information” means as to any Proposing Stockholder or Requesting Stockholder:

(a) whether such person is providing the notice at the request of a beneficial holder of any Corporation Securities;

(b) the name and record address of such person and, as applicable, the beneficial holder (including, if applicable, as they appear on the Corporation’s books and records);

(c) (1) the class and series and number of shares of Corporation Securities which are, directly or indirectly, owned beneficially or of record by such person or, as applicable, the beneficial holder and (2) the dates such Corporation Securities were acquired;

(d) a complete and accurate description of all Derivative Instruments or Short Interests owned, held or entered into by or on behalf of such person or, as applicable, the beneficial owners;

(e) a complete and accurate description of any agreement, arrangement or understanding pursuant to which such person or, as applicable, the beneficial owner has received any financial assistance, funding or other consideration from any other person with respect to the investment by such person in the Corporation;

(f) a complete and accurate description of any agreement, arrangement or understanding that has been made, the effect or intent of which is to increase or decrease the voting power of such person or, as applicable, the beneficial owner with respect to any Corporation Securities, without regard to whether such transaction is required to be reported on a Schedule 13D in accordance with the Exchange Act;

(g) a complete and accurate description of all agreements, arrangements and understandings between or among (i) such person and any Interested Persons or (ii) such person or any Interested Persons and any other person (naming each such person) in connection with or related to the proposed nomination or other business to be brought at the meeting, including without limitation (A) any proxy, contract, arrangement, understanding or relationship pursuant to which such person has the right to vote any Corporation Securities; and (B) any other agreements that would be required to be disclosed by such person or any other person pursuant to Item 5 or Item 6 of a Schedule 13D that would be filed pursuant to the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder giving the notice or any Interested Person or other person);

(h) any material interest of such person or, as applicable, the beneficial owner in the proposed nomination or other business to be brought at the meeting;

(i) a representation from such person as to whether such person or any beneficial owner on whose behalf such person is acting intends or is part of a group (providing the name and address of each participant) which intends (i) to deliver a proxy statement to and/or form of proxy with holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each proposed nominee, (ii) otherwise to solicit proxies in support of such proposed nomination or other business, and/or (iii) to solicit the holders of the Corporation’s shares in accordance with Rule 14a-19 under the Exchange Act;

(j) a representation from such person that such person (1) is, and will at the time of such meeting, be a holder of record of Corporation Securities entitled to vote at such meeting, that (2) intends to vote such Corporation Securities at such meeting, and (3) intends to appear in person at, or send a Qualified Representative to, such meeting to make such proposed nomination or present such other proposed business, as applicable, before such meeting; and

(k) the completed Representation and Agreement in the form provided by the Corporation pursuant to Section 1.11(c)(i) with respect to such person and, as applicable, the beneficial owner.